SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Matthew Peltz

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

The following Twitter post (the “Tweet”) was published, as a post and via hyperlink, to Trian Fund Management, L.P.’s (“Trian”) Twitter page relating to The Walt Disney Company; from time to time Trian or its fellow participants in the proxy solicitation may publish the Tweet to its LinkedIn, Facebook, Instagram and YouTube pages and various other social media channels relating to The Walt Disney Company, as well as to its website, www.RestoretheMagic.com.

Video Transcript

Brian Sozzi: Last time I talked to you, maybe two and a half, three months ago, you seem to have embraced your new activist investor and board member Nelson Peltz. Said he’s doing and he has good ideas to help turn this company around and drive better results. Now, since then, Nelson has taken a campaign against Disney and they do not have that view or that same approach. As someone that has dealt with Nelson, why are you embracing him, and a company like that may not?

Alan Jope: Nelson Peltz has joined our board and brought all kinds of good ideas. His view on what the company needs us to do is very aligned with the agenda that we’re working on. A big part of our agenda last year was to simplify our organization. That was something he felt needed to happen. And somebody who has got a strong track record in the CPG industry we thought would make a good board member for Unilever. I can’t obviously comment on other companies.

Brian Sozzi: Does he unlock value in those meetings? What’s his thought processes?

I shouldn’t call in too much on one particular board member, but we expect all of our board members to make contributions that help guide the company and steer us in the right direction. Nelson’s an experienced board member who is very focused on performance and on setting up the company for the future.

Brian Sozzi: You’re also fresh off a key investor day, too. Really interesting slide deck, it does seem like you are driving a reimagination of Unilever. Where are you at in the process?

Alan Jope: So over the last five years, we’ve really been working on four things. First, making sure our executional muscle is in good shape. Secondly, continuing to evolve with portfolio, exiting spreads exiting T. Building up a business in luxury beauty and health and well-being has been important part of our growth agenda. Third, just to make sure everyone understands our strategic choices, what markets matter, what categories do we care about, what channels are we building. And then the fourth part of reinventing Unilever has been a very successful organization change from a complex matrix to five business groups with full accountability and extreme simplicity, so I only have now five I can either say throats to choke or backs to pat.

Brian Sozzi: Before—you’re supposed to be retiring at some point this year, what’s next for you?

Alan Jope: Well, at the moment, I’m 100% focused on Unilever, making sure we keep cranking it, quarter after quarter. That’s my job. I have very, very many interests outside my business work, and it’ll create some time to explore. There’ll be a bit of travel. I’ll get the chance to finish our around-the -world motorcycle trip for a start. That’s a work in progress.

Brian Sozzi: Oh jeez well stay safe and wear a jacket too. Unilever CEO Alan Jope. Good to see you again. Enjoy the rest of Davos.

Alan Jope: You bet.

Why Unilever's CEO has embraced Disney investor Nelson Peltz

Brian Sozzi · **Anchor, Editor-at-Large**

Tue, January 17, 2023 at 5:09 PM EST · 3 min read

In this article:

UL -0.08% ☆ | UNLYF -1.59% ☆ | DIS +0.04% ☆

DAVOS, Switzerland — While Disney (DIS) CEO Bob Iger wages a campaign against proven value creator and activist investor Nelson Peltz, Unilever CEO Alan Jope has embraced the billionaire change agent.

Peltz joined the board of consumer products giant Unilever in May 2022 and according to Jope — who has said he will retire in 2023 — has brought "all kinds of good ideas" to the company since then.

"His view on what the company needs to do is very aligned with the agenda that we're working on," Jope told Yahoo Finance Live at the World Economic Forum (WEF) in Davos, Switzerland (video above). "A big part of our agenda last year was to simplify our organization. That was something he felt needed to happen. He is somebody who has got a strong track record in the consumer products industry, and we thought would make a good board member for Unilever."

Investors are ultimately banking on Peltz to assist in pushing through a turnaround of Unilever, a maker of everything from Hellman's mayonnaise to Vaseline.

Nelson Peltz founding partner of Trian Fund Management LP speak at the WSJD Live conference in Laguna Beach, California October 25, 2016. REUTERS/Mike Blake

'Nelson is gearing up for a fight'

Peltz has the track record in consumer products to do so — he was an instrumental figure in reorganizing P&G (PG) as a then-member of that board.

The company restructured its divisions, cut costs, and has since gone on to a product innovation boom. Over the past five years, P&G stock has been a top-performer, up 66%.

Peltz also worked closely with now-former P&G CEO David Taylor, who ended up praising Peltz's work after a contentious proxy fight.

Since Peltz joined the board, Unilever held a well-received investor day late in 2022 where it outlined its restructuring efforts and bolstered product pipeline.

While Unilever has let Peltz into the board room, the yacht-sailing Iger of Disney fame has taken a different approach. He doesn't want to get anywhere near Peltz and whatever ideas he has for the media beast.

"Nelson Peltz does not understand Disney's businesses and lacks the skills and experience to assist the board in delivering shareholder value in a rapidly shifting media ecosystem," Disney said in an updated proxy statement on Tuesday. "The current Disney board is the right board for shareholders."

The company once again defended its stock performance under CEO Bob Iger's watch, noting during his first bout as chief executive Disney's total shareholder return totaled 554%, topping the 244% total return realized by the S&P 500 over that period.

Peltz's company Trian filed a proxy statement last week, pushing Disney to restore its dividend, improve succession planning, and cut expenses.

"Nelson is gearing up for a fight here," a source familiar with the matter told Yahoo Finance.

Peltz reportedly owns about $900 million in Disney stock.